Exhibit 99.1


FOR IMMEDIATE RELEASE
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              LONGVIEW FIBRE COMPANY ANNOUNCES GUIDANCE REGARDING
                        2006 CASH PROVIDED BY OPERATIONS

LONGVIEW, Wash., April 17, 2006 - Longview Fibre Company (NYSE: LFB) today announced guidance regarding 2006 cash provided by operations in connection with its intent to complete its conversion to a real estate investment trust
(REIT) and implement an improved operating plan.

The company expects 2006 cash provided by operations to be $130 million to $145 million, excluding the impact of $25 million to $30 million of non-recurring cash charges related to the REIT conversion refinancing and legal and advisory fees.

Consistent with previous guidance, the company expects 2006 capital expenditures to be $40 million to $50 million, including timber acquisitions.

Additional information regarding the company's plan is now available in presentation materials posted on the company's Web site at www.longviewfibre.com.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 587,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre's manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company's products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company's Web site at www.longviewfibre.com.

Forward-Looking Statements

Except for historical information, the statements made in this press release, including those regarding capital expenditures and cash provided by operations for 2006, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in some cases can be identified by the use of words such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan," "believe," "propose" or other similar words or expressions. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events

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and results could differ materially from those anticipated by the company. The following risks, uncertainties and factors, among others, could cause actual results or events to differ materially from those expressed in the forward-looking statements: the company's ability to achieve its strategies and the results of these strategies; actual log harvest levels and customer and product focus; the company's dependence on timber resources; changes or growth in the general domestic and foreign economy, the forest products industry or the specific markets into which the company sells products; the company's ability to achieve anticipated improvements in operating results and earnings and expected cost reductions; risks and costs associated with the restructuring of the company's manufacturing operations, including the potential divestiture of the company's sawmill and select converting plants; the company's ability to realize anticipated benefits from the sale of higher and better use lands; the company's having sufficient resources to fund operations and meet debt payment obligations and capital expenditure requirements; the company's working capital needs, including inventory levels and raw material requirements; unanticipated changes in pricing and market conditions for the company's products, energy and certain raw materials, including changes in log, paper, paperboard and converted products pricing and demand; the company's ability to achieve anticipated reductions in the amount of natural gas purchased from third parties; the company's ability to improve reliability and uptime of equipment, creating a more steady operation and better management of raw material purchases; the company's ability to achieve anticipated savings and improvements from various business improvement projects and programs within the expected time frames or at all; unexpected capital expenditures and the timing of completion and results of capital expenditure projects; the company's ability to reduce debt and prioritize the use of excess cash to reduce debt; expected sales of power; possible effects of changes in currency exchange rates between the U.S. dollar and currencies of important export markets (particularly Japan); cost of compliance with environmental regulations and effects of environmental contingencies, litigation and regulations on the company's financial condition and results of operations and the company's competitive position; developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products, energy or raw materials, including the level of interest rates and new housing starts; implementation or revision of government policies affecting the environment, import and export control and taxes; changes in harvest conditions or regulations effecting the company's timber operations; adverse weather conditions; unforeseen maintenance on capital assets; unforeseen developments in the company's business; any additional material weaknesses in the company's internal control over financial reporting that may arise or be identified; the company's ability to remediate material weaknesses in its internal control over financial reporting; adverse changes in the capital markets or interest rates affecting the cost or availability of financing; disasters and other unforeseen events; potential changes in tax laws affecting REITs that could reduce the tax benefits associated with being a REIT; the occurrence of events that require a change in the timing of the company's REIT election; and the company's ability to satisfy complex technical rules in order to qualify for or maintain REIT status and to operate effectively within the limitations imposed by those rules.

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The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change. For additional factors that could impact future results, please see Longview Fibre's most recent Form 10-K on file with the Securities and Exchange Commission.


Contacts

L. J. McLaughlin Senior Vice President-Finance Phone: (360) 425-1550

Joele Frank / Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
Email: ebrielmann@joelefrank.com
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